UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   GILLIGAN, J. KEVIN

   Honeywell Inc.
   Honeywell Plaza
   Minneapolis, MN  55440
   USA
2. Issuer Name and Ticker or Trading Symbol
   Honeywell Inc.
   HON
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/31/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President - Home and Building Control, Solutions and Services Business
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |3/15/9|J*  |V|50                |A  |N.A.       |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/18/9|M** | |972               |A  |$77.4688   |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/18/9|M** | |789               |A  |$77.4688   |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |5/18/9|S   | |1,761             |D  |$92.00     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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                           |6/2/99|J*  |V|8                 |D  |N.A.       |30,301             |D     |                           |
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                           |      |    | |                  |   |           |1,061              |I     |401(k) Plan Trust          |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$77.4688|5/18/|M   | |972        |D  |7/18/|7/18/|Common Stock|972    |       |            |   |            |
(right to buy)        |        |99   |    | |           |   |98   |07   |            |       |       |            |   |            |
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Employee Stock Option |$77.4688|5/18/|M   | |789        |D  |7/18/|7/18/|Common Stock|789    |       |104,093     |D  |            |
(right to buy)        |        |99   |    | |           |   |98   |07   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
* Shares in Dividend Reinvestment
Plan.
** Reporting person exercised stock options that were close to expiration.
SIGNATURE OF REPORTING PERSON
/s/ Kathleen M. Gibson on behalf of J. Kevin Gilligan
DATE
June 8, 1999